Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Tuesday, May 11, 2004	TRADED: Nasdaq

GLOBAL IMAGING REPORTS RECORD FISCAL YEAR REVENUES AND NET INCOME

EPS Again Exceeds Analysts’ Estimates;

Adjusted EBITDA Tops $100 Million

TAMPA, Fla., May 11–Global Imaging Systems, Inc. today announced record-high revenues, operating income, net income and earnings per share for the fiscal year ended March 31, 2004. Revenues were up 10 percent to $750.7 million versus $679.4 million a year ago. Operating income increased 12 percent to $85.2 million from $75.9 million last year.

Net income increased 16 percent to $39.8 million from $34.2 million earned last year, reflecting continued strong operating performance and substantially lower interest expense. Again exceeding analysts’ estimates, diluted earnings per share were $1.70 versus $1.58 a year ago.

For the first time in the company’s history, annual earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt (adjusted EBITDA) exceeded the $100 million mark, reaching $100.6 million, up 11 percent from $90.5 million a year ago.

For the fourth quarter ended March 31, 2004, net income rose 34 percent to $12.2 million compared with $9.1 million earned in the fourth quarter last year. Diluted earnings per share were 51 cents versus 42 cents for the fourth quarter a year ago. Revenues increased six percent to $194.0 million from $183.2 million in the fourth quarter last year.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “Once again our management and employees delivered strong results in a challenging quarter. March revenues were the highest for any month in our history. The entire Global team continues to execute with precision and discipline. Through our disciplined asset management program, we maintained inventories at a low level and kept accounts receivable to a low 35 days sales outstanding. Less than 10 percent of our receivables are older than 60 days.”

He added, “Our balance sheet continues to strengthen. We closed the year with a $47.3 million cash position in anticipation of our largest acquisition, which we completed yesterday. We are on target to meet our goal of acquiring, on average, $60 to $100 million in annualized revenues each year for the three-year period ending March 2006.”

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Mr. Johnson stated, “Again we faced a tough comparison with the strong performance in the fourth quarter of the previous year. Automated office equipment, primarily copiers, posted a one percent increase, and the technology side of our business grew at a six percent rate for the fourth quarter. We achieved a combined internal growth rate of two percent for the quarter and six percent for the full 2004 fiscal year.”

Looking forward, Mr. Johnson said, “We expect total revenue growth, including acquisitions to date but not potential additional acquisitions, to be in the 15-to-22 percent range for the current quarter. We believe that diluted earnings per share for our fiscal 2005 first quarter should be in the range of 50 to 55 cents including the Imagine Technologies Group, Inc. acquisition for two months and a pretax $1.7 million non-cash charge for the write-off of unamortized fees related to the company’s previous debt financing. This would compare with diluted EPS of 19 cents in the corresponding quarter last year after a 24-cent charge related to the company’s comprehensive debt refinancing.”

The company’s fiscal year conference call is scheduled for this morning, May 11, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.global-imaging.com. The webcast will be archived and available on the investor relations page of the company’s website.

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions from 173 locations in 28 states plus the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

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This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future top-line growth and future diluted earnings per share. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to the pace of recovery in the economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2003.

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FOR FURTHER INFO:	Tom Johnson, Chairman and Chief Executive Officer, or
Ray Schilling, Senior Vice President and Chief Financial Officer
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except per-share amounts)

	Three Months Ended March 31,			Fiscal Year Ended March 31,
	2004		2003	2004		2003
	(Unaudited)			(Unaudited)
Revenues:
Equipment and supplies sales	$145,355		$138,757	$564,741		$508,100
Service and rentals	48,643		44,412	185,980		171,317

Total revenues	193,998		183,169	750,721		679,417
Costs and operating expenses:
Cost of equipment and supplies sales	92,499		91,009	367,103		332,047
Service and rental costs	26,182		23,347	97,307		87,357
Selling, general and administrative expenses	52,974		49,144	200,530		183,500
Intangible asset amortization	124		144	532		637

Total costs and operating expenses	171,779		163,644	665,472		603,541

Income from operations	22,219		19,525	85,249		75,876
Loss on early extinguishment of debt	—		—	8,433		—
Interest expense	2,432		4,259	11,791		18,716

Income before income taxes	19,787		15,266	65,025		57,160
Income taxes	7,539		6,122	25,261		22,921

Net income	$12,248		$9,144	$39,764		$34,239

Net income per common share:
Basic	$.56		$.43	$1.84		$1.62

Diluted	$.51	(a)	$.42	$1.70	(a)	$1.58

Weighted average number of shares outstanding:
Basic	21,935		21,250	21,606		21,125
Diluted	24,991		21,805	24,261		21,720

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

(a)	The calculation of diluted earnings per common share for the quarter and fiscal year 2004 assumes the conversion of convertible notes issued in May 2003 resulting in 2,407 and 2,104 additional shares, respectively. For purposes of diluted earnings per common share, net income for the quarter and fiscal year 2004 includes the addback of $442 and $1,527, respectively, representing interest and financing fee expense, net of taxes, associated with the convertible notes.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$12,248	$9,144	$39,764	$34,239
Income taxes	7,539	6,122	25,261	22,921
Interest expense, net	2,432	4,259	11,791	18,716
Amortization	124	144	532	637
Depreciation	3,671	3,605	14,860	13,953

EBITDA	26,014	23,274	92,208	90,466
Loss on early extinguishment of debt	—	—	8,433	—

Adjusted EBITDA	$26,014	$23,274	$100,641	$90,466

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2004	March 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,266	$11,343
Accounts receivable, net	81,262	74,248
Inventories	70,898	80,810
Other current assets	8,776	8,137

Total current assets	208,202	174,538
Rental equipment, net	15,416	12,897
Property and equipment, net	10,180	11,364
Goodwill and other assets	363,975	333,239

Total assets	$597,773	$532,038

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$73,068	$67,779
Current maturities of long-term debt	1,479	878
Deferred revenue	22,514	22,617
Income taxes payable	4,776	5,886

Total current liabilities	101,837	97,160
Deferred income taxes	15,936	10,924
Long-term debt, less current maturities	195,184	193,873

Total liabilities	312,957	301,957
Total stockholders’ equity	284,816	230,081

Total liabilities and stockholders’ equity	$597,773	$532,038

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GLOBAL IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended March 31,
	2004	2003
	(Unaudited)
OPERATING ACTIVITIES:
Net income	$39,764	$34,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,860	13,953
Amortization	532	637
Amortization of financing fees	1,206	1,218
Tax benefit of stock option exercises	3,996	—
Non-cash portion of loss on early extinguishment of debt	3,058	—
Deferred income tax expense	4,950	2,584
Unearned stock-based compensation expense	471	377
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(4,448)	1,349
Inventories	11,813	(12,931)
Prepaid expenses and other current assets	(489)	1,933
Other assets	(88)	510
Accounts payable	(182)	15,662
Accrued liabilities, compensation and benefits and interest	2,496	3,907
Deferred revenue	(2,202)	(1,842)
Income taxes payable	(1,181)	3,233

Net cash provided by operating activities	74,556	64,829
INVESTING ACTIVITIES:
Purchase of property, equipment and rental equipment, net of proceeds from disposals	(15,756)	(11,210)
Payment for purchase of businesses, net of cash acquired	(26,324)	(29,990)

Net cash used in investing activities	(42,080)	(41,200)
FINANCING ACTIVITIES:
Net payments on revolving line of credit	(26,650)	(12,421)
Payments on other long-term debt	(68,958)	(750)
Proceeds from issuance of long-term debt	140,000	—
Redemption and retirement of notes	(100,000)	—
Issuance of convertible notes	57,500	—
Financing fees paid	(6,157)	(166)
Stock options exercised	7,712	1,051

Net cash provided by (used in) financing activities	3,447	(12,286)

Net increase in cash and cash equivalents	35,923	11,343
Cash and cash equivalents, beginning of period	11,343	—

Cash and cash equivalents, end of period	$47,266	$11,343

Supplemental disclosure of non-cash financing activities:
Issuance of restricted stock	$—	$1,947

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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